Exhibit (a)(1)(E)

FORM OF PERSONAL ELECTION FORM

AVID

Election Form

To Avid:

I am currently employed by Avid (or one of its subsidiaries). I have received offering materials from Avid that were filed with the Securities and Exchange Commission on Schedule TO on May 18, 2009, describing Avid’s offer to purchase underwater stock options in exchange for the right to receive a cash payment. I have read the offering materials and hereby certify that I am the holder of eligible options (as defined in the offering materials) and that I am an eligible participant (as defined in the offering materials). In addition, I have reviewed my eligible options and understand that, by participating in the repurchase offer, I agree to sell certain of these eligible options (as indicated below).

In return for my eligible option(s), I understand Avid will pay me a cash payment, less tax withholdings, which is conditioned on my continued employment through the scheduled offering termination date, June 16, 2009, and subject to certain other conditions described in the offering materials.

I understand that I may choose to tender or retain my options on an option-by-option basis by checking either “Yes” or “No” in the boxes below, but that I cannot sell a portion of an option.

For purposes of participating in the repurchase offer, I hereby agree to sell my eligible option(s) as indicated below to Avid by my check in the “Yes” box in the “Tender Entire Eligible Option” column. I understand that these option(s) will be cancelled on the date that the offer expires and any eligible options are accepted by Avid.

Option ID	Option Grant Date	Option /Exercise Price (USD)	Number of Shares Underlying Option	Tender Entire Eligible Option
☐ Yes, tender eligible option ☐ No, retain eligible option
☐ Yes, tender eligible option ☐ No, retain eligible option
☐ Yes, tender eligible option ☐ No, retain eligible option
☐ Yes, tender eligible option ☐ No, retain eligible option
☐ Yes, tender eligible option ☐ No, retain eligible option
☐ Yes, tender eligible option ☐ No, retain eligible option

I hereby elect to participate in the repurchase offer dated May 18, 2009 with respect to the option(s) indicated above. I acknowledge that I will be unable to revoke the election described in this election form after the repurchase offer expires, which is currently scheduled to occur at 5:00 p.m. (Eastern Time) on June 16, 2009 (unless otherwise extended).

Signature of Holder: ____________________________________________________________

[Eligible participant name]

Employee ID: _______________________________ Date: _____________________________________

You may deliver your signed and completed election form by: scan and email to:  optionex@avid.com, or by fax to 1+978-548-4691 / 1+978-851-9625, or by mail to Avid, Stock Plan Administration, One Park West, Tewksbury, MA 01876. All questions about the program or requests for assistance should be made by email to optionex@avid.com or by calling 1+978-640-5190.

DELIVERY OF YOUR ELECTION FORM OTHER THAN BY FAX, EMAIL OR MAIL AT THE ADDRESSES/NUMBERS INDICATED ABOVE WILL NOT CONSTITUTE VALID DELIVERY.

THE COMPANY MUST RECEIVE YOUR ELECTION FORM NO LATER THAN 5:00 P.M., EASTERN TIME, ON JUNE 16, 2009 (UNLESS OTHERWISE EXTENDED).